Free writing prospectus dated May 8, 2025

Filed pursuant to Rule 433 of the Securities Act of 1993, as amended

Relating to Preliminary Prospectus dated April 22, 2025

Registration No. 333-283297

FG Holdings Limited (Reserved Nasdaq Symbol: FGO) Investor Presentation May 2025

Disclaimer and Forward - Looking Statement This presentation pertains to the proposed public offering of Class A Ordinary Shares ["Ordinary Shares") of FG HOLDINGS LIMITED (the "Company"), a holding company registered and incorporated in the British Virgin Islands with no material operations of its own . It should be read in conjunction with the preliminary prospectus included in the Registration Statement filed by the Company with the U . S . Securities and Exchange Commission (SEC) for the offering related to this presentation . The preliminary prospectus may be accessed through the following link : https : // www . sec . gov /Archives/ edgar /data/ 2004385 / 000121390025034317 /ea 0201827 - 21 . htm . The Registration Statement has not yet become effective . Before you invest, it is advisable to read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more comprehensive information about us and the offering . You can access these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or the underwriters will arrange to send you the prospectus if you contact American Trust Investment Services, Inc . via email at info@amtruinvest . com , Revere Securities LLC at contact@reveresecurities . com , or the Company at fgh . ir@fungergo . com . This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates . The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation . This presentation contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other data about our industry . This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates . In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk . We undertake no duty to update such estimates . This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . The words “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions are intended to identify forward - looking statements . These statements are likely to address our growth strategy and financial results . In addition, from time to time, we or our representatives may make forward - looking statements orally or in writing . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the "Risk Factors" section of the Company's preliminary prospectus filed on Form F - 1 . Furthermore, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . In evaluating these forward - looking statements, you should consider various factors, including our ability to change the direction of the Company, our ability to keep pace with new technology and changing market needs, and the competitive environment of our business . These and other factors may cause our actual results to differ materially from any forward - looking statement . Forward - looking statements are only predictions . Thus, you should not rely upon forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations . This document contains confidential information . Any total or partial reproduction, sharing or improper use of this content without prior authorization from the Company is expressly prohibited . 2

Free Writing Prospectus Statement This free writing prospectus relates to the proposed initial public offering of the ordinary shares(the "Ordinary Shares") with no par value, of FG Holdings Limited (the "Company"), which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 2004385 / 000121390025034317 / 0001213900 - 25 - 034317 - index . html This presentation highlights basic information about the Company and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov/ . Alternatively, we or our underwriters will arrange to send you the Registration Statement if you contact American Trust Investment Services, Inc . 1244 119 th Street, Whiting, IN 46394 , United States or via email at info@amtruinvest . com or telephone at 219 - 473 - 5542 or Revere Securities LLC, 560 Lexington Avenue, 16 th Floor, New York, NY 10022 , Attention : Syndicate Department, or via email at contact@reveresecurities . com or telephone at (212) 688 - 2350 . See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . 3

Offering Summary FG Holdings Limited Issuer Nasdaq Capital Market/FGO Proposed Listing/Reserved Stock Symbol 30,000,000 ordinary shares (including 26,000,000 Class A Ordinary Shares and 4,000,000 Class B Ordinary Shares) Ordinary Shares Outstanding Before the Offering 2,000,000 Class A Ordinary Shares Number of Shares Being Offered 32,000,000 ordinary shares including 28,000,000 Class A Ordinary Shares and 4,000,000 Class B Ordinary Shares, assuming no exercise of the Underwriters’ over - allotment option 32,300,000 ordinary shares including 28,300,000 Class A Ordinary Shares and 4,000,000 Class B Ordinary Shares, assuming full exercise of the Underwriters’ over - allotment option Ordinary Shares Outstanding After the Offering Class A Ordinary Shares are entitled to one (1) vote per share Class B Ordinary Shares are entitled to twenty (20) votes per share Voting Rights US$4 to US$5 Offering Price Range per Share US$8,000,000 – US$10,000,0000 Offering Size 300,000 additional Class A Ordinary Shares Over - allotment option Approximately 30% for acquisition of companies and/or formation of joint ventures within the value chain of the financial service industry Approximately 20% for developing new products and diversifying our service offerings Approximately 10% for expanding our business to overseas market, including but not limited to the UK, the US and Canada Approximately 10% for investment in IT and optimization of online platform Approximately 30% to fund working capital and for other general corporate purposes Use of Proceeds American Trust Investment Services, Inc. and Revere Securities LLC Underwriters 4

Agenda 5 Company Overview 1 Industry Overview 2 Investment Highlights 3 Growth Strategies 4 Financial Highlights 5 Management Team 6

COMPANY OVERVIEW

Company at a Glance Private Credit Mortgage Loan Brokerage Services Bank Mortgage Loan Brokerage Services Consultancy Services Assist customers on their financial restructuring Enhance customer’s cash management system explore potential/alternative financing options Provide borrowers with mortgage application simulation and access to multiple mortgage loan options from different lenders Match borrowers to their best loan options and connect them with potentially suitable loan lenders Assist borrowers in managing their choices, smoothen the loan processing and communication between the borrowers and lenders 7 A financial service provider providing mortgage loan brokerage services and consultancy services.

Corporate Structure 100% 100% 100% FG Holdings Limited (“FGHL”) BVI Richest View (HK) Limited (“Richest View”) Hong Kong Fundergo Limited (“Fundergo”) Hong Kong Fundermall Limited (“Fundermall”) Hong Kong

Solid Foundation 9 Possess a secure and user - friendly bilingual online mortgage brokerage platform Free property valuation and fast execution enabled by automated assessment simulation From our inception to Dec 31, 2024, we had facilitated over HK$7,831 million in loans to 589 borrowers Loans facilitated amounted to HK$3,132 million for the fiscal year ended Jun 30, 2024, a YOY increase of 127% from HK$1,378 million for the fiscal year ended June 30, 2023 First Mover Advanced Fintech Platform Extensive Lender Database Professional Expertise in Banking Strong Track Record One of the first movers in our industry in Hong Kong to develop a flexible and efficient fintech marketplace that connects borrowers and lenders Aim to offers the mortgage lending market a hyper - efficient and transparent service Broad and comprehensive database of banks and private credit lenders; close and stable relationships with lenders Founders and senior management were ex - bankers who possess extensive knowledge and experience on mortgage and financing related matters Collective industry knowledge and skills enable them to deliver reliable and efficient services to customers

Online Platform – Fundergo & iMort 10 Online mortgage application 1 Sign offer letter & loan drawdown Select offer and arrange meeting with lender 2 3 x Flexible loan size and loan - to - value ratio x Lower interest rate and fee - free to borrowers x Instant choice of tailor - made offers to borrowers x Automation and intelligent matching of risk and ticket size x Speedy processing from application to loan drawdown x Quick & Simple - User friendly interface, minimal steps x Multiple options - Input within few minutes. x Full Transparency of market information - Easy to compare offers of different lenders

INDUSTRY OVERVIEW

Mortgage Lending Industry in Hong Kong Real estate is an important driver for the mortgage lending business Hong Kong’s real estate industry is a significant contributor to the city’s economy – in 2024, there were 67,979 sale and purchase agreements for all building units with a total consideration of approximately HK$534.1 billion Real estate properties are divided into three categories in Hong Kong – residential, commercial and industrial Mortgage lending business in Hong Kong is mainly dominated by banks but private credit lenders also play an important role 12 1.12 1.22 1.33 1.46 1.58 1.74 1.81 1.86 1.87 0.0 0.5 1.0 1.5 2.0 2016 2017 2018 2019 2020 2021 2022 2023 2024 Mortgage Loan Value (HK$ trillion)

Mortgage Lending Industry in Hong Kong (cont’d) Mortgage loan – A preferred lending product One of the most favorite lending products to investors and banks as they are secured by fixed assets During 2Q2024, total property lending granted by authorized institutions was HK$3.4 trillion, accounting for 78% of all domestic loans granted, among the higher end in the past 5 years, demonstrating the importance of property lending in the credit market 13 3,092 3,290 3,456 3,504 3,422 474 543 524 406 385 372 343 357 307 287 308 314 328 312 292 0 1,000 2,000 3,000 4,000 2Q2020 2Q2021 2Q2022 2Q2023 2Q2024 Domestic Loans by Economic Sectors (HK$ billion) Property lending Trade financing Wholesale & retail trade Manufacturing

Mortgage Lending Industry in Hong Kong (cont’d) 14 Solid market demand for mortgage loan Mainly driven by property transactions and refinancing of existing properties to release liquidity from the asset Mortgage rates, which are mostly floating rate depending on the inter - bank interest rate has increased over the past two years, leading to higher demand for property refinancing Positive market catalysts include the governmental relaxation of mortgage loan restrictions, the improved rental yield due to lowered property price and the start of US interest rates cut 1,437 1,536 1,575 1,641 1,683 1,685 1,557 1,283 1,395 1,517 1,647 1,773 1,840 1,865 0 1,000 2,000 3,000 4,000 2Q2018 2Q2019 2Q2020 2Q2021 2Q2022 2Q2023 2Q2024 Domestic Loans Under Property Lending Sectors (HK$ billion) Property development and investment Purchase of private residential properties 2,720 2,932 3,092 3,290 3,456 3,504 3,422

INVESTMENT HIGHLIGHTS

A ward - winning Online Mortgage Brokerage Platform 1 16 Leverage our award - winning platform and the financial expertise of the management team and experienced staff user - friendly way Provide customers online property valuation, instant risk and credit assessment, and accurate , connecting borrowers and banks in a highly efficient and borrower - lender matching results efficiently Garnered the Credit Digitalization - Mortgage Loan Award in Hong Kong Fintech Impetus Awards 2022 organized by MetroFinance and KPMG, Startup award in Fintech 2021 organized by HK01 – one of the most circulated local news online media in Hong Kong, Hong Kong’s Most Outstanding Business Award 2020 organized by Corphub – one of the renowned online media platform for producing in - dept, tailored interviews for business and organizations .

Extensive Database of Banks & Private Credit Lenders 2 17 20 Banks 100 Private credit lenders Strong Database Master Corporation Agreements 17 Private credit lenders Appointment as Third Party Agent 50 HK licensed money lenders 59% FY2022/23 67% FY2023/24 Percentage of revenue under private credit mortgage loan brokerage services paid by the HK licensed money lenders who appointed us as third party agent :

Efficient and Customized Services 3 18 Matching lenders and borrowers , Choose from eligible options I am a lender…… x No upfront fees x Choice of terms x Lower interest cost x Quick solution x Reliable I am a borrower …… x Lower marketing cost x Right client x Direct x Better market info x Better client info Corporate Clients & Individuals Own different properties and have different financial needs Confer with borrowers and understand their particular needs, match them with the best available mortgage loan options in a speedy way Returning customers and word of mouth to bring in new customers Strong Clientele

Mr. Kevin Wai Kei NG Co - founder, Director & CEO Strategic planning, finance and overall management 19 Mr. Wai Kan LEUNG Co - founder, Director & COO Strategic planning, lenders networking and compliance Mr. Jimmy Chun Ming HO CFO Strategic planning and finance Over 16 years of team management, business strategy formulation, and financing deals and budgeting experience in banking industry Previously worked in international and local banks, specializing in commercial and corporate banking Holds an Executive MBA degree from the Kellogg - HKUST program and a Bachelor's degree in Engineering from the University of Hong Kong Over 17 years of banking experience Previously worked in international banks, covering corporate and commercial banking, foreign exchange investment, real estate financing, etc Possess extensive network with private credit lenders Holds a Bachelor of Commerce degree in Banking and Finance from Curtin University of Technology in Australia Over 16 years of banking and financial audit experience Previously worked in a number of audit firms and international banks Holds a Bachelor of Science degree in Managerial and Administrative Studies from Aston University in the United Kingdom Fellow member of Hong Kong Institute of Certified Public Accountants Seasoned Management Team 4

GROWTH STRATEGIES

21 Invest in Information Technology & Optimize Online Platform Strengthen Market Position & Extend Geographical Reach Growth Strategies Expand & Diversify Operations & Product Offerings and Services Acquire Companies & Set Up Joint Ventures Target companies within the value chain of the financial service industry, and will enhance market share Complement existing operations, facilitate business strategies, enhance market share and bring synergy effects Expand product reach to unsecured loans, including consumer loans, ESG - related loans and SME loans Leverage established expertise to provide borrowers with more tailored loan products and financing services Invest in more marketing channels, especially online platforms Extend the reach to the UK, the US and Canada by establishing partnerships with local lenders Replicate business model in Hong Kong to overseas markets Upgrade online platform to cater for the increasing volume of business Increase the system’s concurrent accesses and execution speed, as well as improve the system’s stability and security

FINANCIAL HIGHLIGHTS

Strong Recurring Revenue & Sustained Net Income 6.91 6.27 1.66 1.32 0 1 2 3 4 5 6 7 8 December 2023 December 2024 Revenue & Net Income (HK$ million) (For the 6 months ended) Revenue Net Income 23 Revenue by Business Segment (For the 6 months ended) 2.4% 1.4% 96.2% December 2024 Private credit mortgage loan brokerage services Bank mortgage loan brokerage services Consultancy services 17.4% 8.6% 74.0% December 2023 Private credit mortgage loan brokerage services Bank mortgage loan brokerage services Consultancy services

Strong Recurring Revenue & Sustained Net Income 15.18 18.44 6.03 7.04 0 5 10 15 20 FY2022/23 FY2023/24 Revenue & Net Income (HK$ million) Revenue Net Income 24 23.2% 76.8% FY2022/23 Private credit mortgage loan brokerage services Consultancy services Revenue by Business Segment 9.9% 5.4% 84.7% FY2023/24 Private credit mortgage loan brokerage services Bank mortgage loan brokerage services Consultancy services

Healthy Financial Position 25 0.18 5.00 5.26 15.85 20.04 20.09 0 5 10 15 20 25 30 June 2023 June 2024 December 2024 Total Assets (HK$ million) As at Non-Current Assets Current Assets 25.04 25.35 16.03 7.08 9.37 10.37 0 2 4 6 8 10 12 June 2023 June 2024 December 2024 Net Current Assets (HK$ million) As at

MANAGEMENT TEAM

Management Team Mr. Kevin Wai Kei NG Co - founder, Director & CEO Strategic planning, finance and overall management 27 Mr. Wai Kan LEUNG Co - founder, Director & COO Strategic planning, lenders networking and compliance Mr. Jimmy Chun Ming HO CFO Strategic planning and finance Over 16 years of team management, business strategy formulation, and financing deals and budgeting experience in banking industry Previously worked in international and local banks, specializing in commercial and corporate banking Holds an Executive MBA degree from the Kellogg - HKUST program and a Bachelor's degree in Engineering from the University of Hong Kong Over 17 years of banking experience Previously worked in international banks, covering corporate and commercial banking, foreign exchange investment, real estate financing, etc Possess extensive network with private credit lenders Holds a Bachelor of Commerce degree in Banking and Finance from Curtin University of Technology in Australia Over 16 years of banking and financial audit experience Previously worked in a number of audit firms and international banks Holds a Bachelor of Science degree in Managerial and Administrative Studies from Aston University in the United Kingdom Fellow member of Hong Kong Institute of Certified Public Accountants

Independent Director Nominees (Appointments to be effective upon the effectiveness of the registration statement) Mr. Patrick Kwok Fai LAU Independent Director 28 Mr. John Cheung - wah LAM Independent Director Has over 20 years of experience in account, auditing, financial advisory and corporate governance. Chief Financial Officer of Neo - Concept International Group Holdings Limited (NASDAQ: NCI). Has been a member of The Hong Kong Institute of Certified Public Accountants and fellow member of the Association of Chartered Certified Accountants since 2003 and 2007, respectively. Has substantial experience in the banking industry. Held various senior positions at Hongkong Bank of Canada (currently known as HSBC Bank Canada), HSBC California, Hang Seng Bank Limited and Dah Sing Bank, Limited. Fellow members of The Institute of Canadian Bankers and the Royal Institution of Chartered Surveyors. Has over 10 years of experience in business management, investment banking and operation control. An independent non - executive director of Magic Empire Global Limited (NASDAQ: MEGL) since August 2022 and an executive director of GBA Holdings Limited (HKSE: 261) since June 2023. Obtained a Bachelor of Business (Accounting) degree from Swinburne University of Technology in Australia in April 2008. Ms. Ka Lee LAM Independent Director

CONTACT Issuer : FG Holdings Limited Unit 1002, 10/F., Tai Sang Bank Building, 130 – 132 Des Voeux Road Central, Central, Hong Kong fgh.ir@fundergo.com (852) 2398 9100 Co - Underwriter : Revere Securities LLC 560 Lexington Avenue, 16 th Floor, New York, NY 10022 contact@reversecurities.com (212) 688 - 2350 Lead Underwriter : American Trust Investment Services, Inc. 1244 119th Street Whiting, IN 46394 United States info @amtruinvest.com 219 - 473 - 5542

Thank You